NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Announces Fourth Quarter Estimated Catastrophe Impacts
and Provides Preliminary Indications for Fourth Quarter Earnings

        HAMILTON, Bermuda – January 13, 2005 –– Everest Re Group, Ltd. (NYSE: RE) announced today that its fourth quarter results would be adversely impacted by catastrophe losses. It presently estimates aggregate after-tax catastrophe losses for the quarter of $133 million or approximately $2.32 per diluted share net of tax. The quarter’s catastrophe loss activity arose principally from re-estimates with respect to the third quarter Florida hurricanes and Pacific typhoon Songda but also includes an initial loss provision related to the December Tsunami in East Asia.

The Company, preliminarily, expects fourth quarter net income and after-tax operating earnings1 of approximately $2.00 per diluted share, despite the impact of these losses. The Company noted that it expects shareholders’ equity to increase by approximately $200 million in the quarter, with year-end shareholders’ equity in excess of $3.7 billion.

The Company expects to release its fourth quarter and full year 2004 earnings after the close of trading on the NYSE on January 31, 2005. A conference call discussing the results will be held at 8:30 a.m. Eastern Time on February 1, 2005 at which time management will comment further on results and expectations and respond to questions from the investment community. The call will be available on the Internet at the Company’s website, www.everestre.com or at www.streetevents.com.

        This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophe loss estimates and losses, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

1 The Company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax realized gains (losses). Although realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.